Exhibit 30(G)(2)

AMENDMENT FIVE

TO THE

REINSURANCE AGREEMENT

Dated May 1, 2000

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE AND HEALTH AMERICA, INC.

of New York, New York

Agreement Number 202-4

This Amendment is effective October 1, 2006

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America, Inc. (hereinafter referred to as Swiss Re) hereby amends and becomes a part of the Reinsurance Agreement effective May 1, 2000.

SCHEDULE II - Retention is hereby amended and will replace the current Schedule II in its entirety effective October 1, 2006.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and Supplements attached.

In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY

Date:	November 6, 2006

Place:	St. Paul, Minnesota

By:	Jacob Jones
(print or type)

By:	/s/ Jacob Jones
(signature)

Title:	Associate Actuary

Attest:	/s/ Brenda Siebenaler
(signature)

SWISS RE LIFE AND HEALTH AMERICA, INC.

Date:	1-26-07

Place:	Fort Wayne, Indiana

By:	Kenneth Thieme
(print or type)

By:	/s/ Kenneth Thieme
(signature)

Title:	VP

Attest:
(signature)

AMENDMENT FOUR

TO THE

REINSURANCE AGREEMENT

Dated may 1, 2000

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

of New York, New York

Agreement Number 202-4

This Amendment is effective April 1, 2002

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America Inc. (hereinafter referred to as Swiss Re) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective May 1, 2000.

This Reinsurance Agreement is terminated and no new reinsurance shall be ceded under this Reinsurance Agreement for automatic policies issued on after April 1, 2002. Facultative offers received and accepted from Swiss Re prior to March 31, 2002 on policies issue on or after April 1, 2002 will be reinsured under this Reinsurance Agreement.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and Supplements attached.

In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY

Date:	March 20, 2002
Place:	St. Paul, Minnesota

By:	Larry Thoen
(print or type)

By:	/s/ Larry Thoen
(signature)

Title:	Actuary, Life Products

Attest:	/s/ Brenda Siebenaler
(signature)

SWISS RE LIFE & HEALTH AMERICA INC.

Date:	15 July 2002
Place:	Toronto, Canada

By:	Stephen Hardacre
(print or type)

By:	/s/ Stephen Hardacre
(signature)

Title:

Attest:
(signature)

AMENDMENT THREE

TO THE

REINSURANCE AGREEMENT

Dated May 1, 2000

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE AND HEALTH AMERICA INC.

of New York, New York

Minnesota Life Agreement Number 202-4

Swiss Number 6849-1

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America, Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective January 1, 2000.

Schedule III - Business Covered and Schedule V - Reinsurance Premiums is hereby amended and will replace Schedule III and Schedule V in its entirety by the attached Schedule III and Schedule V to:

•	Effective March 1, 2001 add Advantage Ten and Advantage Twenty on a facultative basis.

•

Effective August 20, 2001 add Preferred and Nonpreferred Underwriting Classification to the Variable Adjustable Life - Second to Die (VAL-SD) and the Variable Adjustable Life (VAL) products and riders.

•	Effective December 1, 2001, add the Exchange of Insured Agreement and the Policy Exchange Option to this contract as of the original treaty effective date of May, 1, 2000.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the reinsurance Agreement together will all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE AND HEALTH AMERICA INC.

Date:	January 18, 2002	Date:	April 22, 2002

Place:	St. Paul, Minnesota	Place:	New York, New York.

By:	Larry Thoen, FSA, MAAA	By:	Stephen Hardacre
	(print or type)		(print or type)

By:	/s/ Larry Thoen	By:	/s/ Stephen Hardacre
	(signature)		(signature)

Title:	Actuary, Life Products	Title:

Attest:	/s/ Brenda Siebenaler	Attest:
	(signature)		(signature)

AMENDMENT TWO

TO THE

REINSURANCE AGREEMENT

Dated May 1, 2000

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE AND HEALTH AMERICA INC.

of New York, New York

Agreement Number 202-4

This Amendment is effective July 1, 2000

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America, Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Automatic Reinsurance Agreement effective January 1, 2000. The effective date of the amendment is July 1, 2000.

1.	Effective July 1, 2000, Schedule III - Business Covered and

Schedule V, - Reinsurance Premiums is hereby amended and will replace Schedule III and Schedule V in its entirety by the attached Schedule III and Schedule V to add:

•	Preferred and Nonpreferred Underwriting Classification to the Adjustable III product.

•	Add Short Term Agreement

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the reinsurance Agreement together will all amendments and supplements. In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY

Date:	May 4, 2001

Place:	St. Paul, Minnesota

By:	Larry Thoen, FSA, MAAA
(print or type)

By:	/s/ Larry Thoen
(signature)

Title:	Actuary, Life Products

Attest:	/s/ Brenda Siebenaler
(signature)

SWISS RE LIFE AND HEALTH AMERICA INC.

Date:	May 28, 2001

Place:	Toronto, Ont.

By:	Connie Walker
(print or type)

By:	/s/ Connie Walker
(signature)

Title:	VP Marketing

Attest:
(signature)

AMENDMENT ONE

TO THE

REINSURANCE AGREEMENT

Dated May 1, 2000

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE AND HEALTH AMERICA INC.

of New York, New York

Agreement Number 202-4

This Amendment is effective May 1, 2000

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America Inc. (hereinafter referred to as Swiss Re) hereby amends and becomes a part of the Reinsurance Agreement effective May 1, 2000.

Swiss Re agrees to accept reinsurance liability on the policies facultatively underwritten below. All reinsurance provisions on these policies will follow the Reinsurance Agreement between Minnesota Life and Swiss Re dated May 1, 2000.

Howard N. Tackett	#22002470	Issued: 3/12/2000	Wire # 1953353, 250,0000, Table B
Patrick Vermillion	# 22039260	Issued 4/26/2000	Wire # 1954838,500,000, Standard

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the reinsurance Agreement together will all amendments and supplements.

In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

THE MINNESOTA LIFE INSURANCE COMPANY

Date:	November 15, 2000

Place:	St. Paul, Minnesota

By:	Robert Reynolds, FSA, MAAA
(Print or type)

By:	/s/ Robert Reynolds
(signature)

Title:	Reinsurance Actuary

Attest:	/s/ Brenda Siebenaler
(signature)

SWISS RE LIFE AND HEALTH AMERICA INC.

Date:	January 10, 2001

Place:	New York, New York

By:	Connie Walker
(print or type)

By:	/s/ Connie Walker
(signature)

Title:	V.P.

Attest:
(signature)

Table of Contents

Article	Title	Page

I	Parties to the Agreement	1
II	Commencement and Termination of Reinsurance	1
III	Scope	2
IV	Coverage	4
V	Assignment or Transfer	5
VI	Liability	6
VII	Retention and Recapture	6
VII	Reinsurance Premiums and Allowances	7
IX	Reserves	7
X	Terminations and Reductions	7
XI	Policy Alterations	8
XII	Policy Administration and Premium Accounting	10
XIII	Claims	12
XIV	Arbitration	14
XV	Insolvency	15
XVI	Right to Inspect	16
XVII	Unintentional Errors, Misunderstandings or Omissions	17
XVIII	Choice of Law, Forum and Language	17
XIX	Alterations to the Agreement	17
XX	Execution of the Agreement	18

Schedules

I	Reinsurance Specifications
II	Retention
III	Business Covered
IV	Temporary Insurance Agreement
V	Reinsurance Premiums
VI	Automatic Acceptance Limits
VII	Reinsurance Administration
VIII	Sample Policy Exhibit
IX	Definitions

ARTICLE I

PARTIES TO THE AGREEMENT

Reinsurance required by the Ceding Company will be assumed by the Reinsurer as described in the terms of this Agreement.

This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policy owner, or beneficiary under the Original Policies reinsured hereunder.

The current general and special policy conditions, the premium schedules, and underwriting guidelines of the Ceding Company, applying to the business covered by this Agreement as set out in the Schedules, will form an integral part of this Agreement. Additions or alterations to any of these conditions or schedules will be reported to the Reinsurer without delay. In the case of significant changes, both parties to the Agreement must agree to the new reinsurance conditions.

ARTICLE II

COMMENCEMENT, TERMINATION AND CONTINUANCE OF

REINSURANCE

1.	AGREEMENT COMMENCEMENT

Notwithstanding the date on which this Agreement is signed, this Agreement will take effect as from the date shown in the attached Schedule I, and will apply to new business taking effect on and after this date.

2.	AGREEMENT TERMINATION

This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance at any time by either party giving ninety (90) days’ written notice of termination. The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

During the ninety-(90) day period, this Agreement will continue to operate in accordance with its terms.

3.	POLICY TERMINATION

If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

If the Policy continues in force without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

If the Policy continues in force because of the operation of an Automatic Premium Loan provision, extended term insurance or other such provision by which the Ceding Company receives compensation for its risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance premium for the period to the date of termination.

4.	CONTINUATION OF REINSURANCE

On termination of this Agreement in accordance with the provisions in Paragraph one of this Article, the reinsurance ceded will remain in force subject to the terms and conditions of this Agreement until their natural expiry, unless otherwise agreed by both parties.

ARTICLE III

SCOPE

1.	RETENTION OF THE CEDING COMPANY

The type and amount of the Ceding Company’s retention on any one life is shown in Schedule I. In determining the amounts at risk in each case, any additional death benefits on the same life will be taken into account, as will the amounts at risk under any other existing policies, at the time of commencement, of the policy ceded under this Agreement.

The Ceding Company may alter its retention in respect of future new business at any time. The Ceding Company will promptly notify the Reinsurer of such alteration and its effective date.

All reinsurance to which the provisions of this Agreement apply will be effected in the same currencies as that expressed in the Original Policies and as shown in Schedule I.

2.	THE REINSURER’S SHARE

The Reinsurer’s Share is as shown in Schedule I.

3.	BASIS OF REINSURANCE

Plans of insurance listed in Schedule I will be reinsured on the basis described in Schedule I.

4.	REINSURANCE ALLOWANCES

The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule I. If any reinsurance premiums or installments of reinsurance premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company, will be reimbursed to the Reinsurer.

5.	PREMIUM RATE GUARANTEE

Premium Rate Guarantees, if any, are as shown in Schedule I.

6.	POLICY FEES

Policy fees, if any, are as shown in Schedule I.

7.	TAXES

Taxes, if any, are shown in Schedule I.

8.	EXPERIENCE REFUND OR PROFIT COMMISSION

If an experience refund or profit commission is payable under this Agreement, the conditions and formula are as shown in Schedule I.

9.	EXPENSE OF THE ORIGINAL POLICY

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

ARTICLE IV

COVERAGE

AUTOMATIC PROVISIONS:

For each risk on which reinsurance is ceded, the Ceding Company’s retention at the time of issue will take into account both currently issued and previously issued policies.

The Ceding Company must cede and the Reinsurer must automatically accept reinsurance, if all of the following conditions are met for each life:

1.	RETENTION

The Ceding Company has retained its limit of retention as noted in Schedule I; and

2.	PLANS AND RIDERS

The basic plan or supplementary benefit, if any, is shown in Schedule I; and

3.	AUTOMATIC ACCEPTANCE LIMITS

The underwriting class, age, minimum reinsurance amount, binding amounts and jumbo limits fall within the automatic binding limits as shown in Schedule I; and

4.	UNDERWRITING

The risk is underwritten according to the Ceding Company’s Standard Guidelines; and the Ceding Company has never made facultative application for reinsurance on the same life to the Reinsurer or any other Reinsurer; and

5.	RESIDENCE

The risk is a resident of the Countries, as shown in Schedule I.

If, for a given application, the Ceding Company cannot comply with the automatic reinsurance conditions described above, or if the Ceding Company submits the application to other Reinsurers for their facultative assessment, the Ceding Company can submit this application to the Reinsurer on a facultative basis.

The Reinsurer will be liable for proceeds paid under the Ceding Company’s temporary insurance agreement for risks submitted on an automatic basis as noted in Schedule I.

FACULTATIVE PROVISIONS:

The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician’s statement, and any additional information pertinent to the insurability of the risk to the Reinsurer. Also, for Joint Second to Die products, the Ceding Company will send the application and other underwriting information for the substandard life or lives. The Ceding Company will provide the name, date of birth, rating (standard or preferred), and smoking status of the unimpaired life on the reinsurance cover sheet. If the Joint Second to Die policy is facultative due to amount, then the Ceding Company will send the application and other underwriting information for both lives.

The Ceding Company will also notify the Reinsurer of any underwriting information requested or received after the initial request for reinsurance is made. For policies, which contain automatic increase provisions, the Ceding Company will inform the Reinsurer of the initial and ultimate risk amounts for which reinsurance is being requested, or in the case of indexed amounts, the basis of the indexing.

On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. In no case will the Reinsurer’s offer on facultative submissions be open after 120 days have elapsed from the date of the Reinsurer’s offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the Ceding Company must occur within 120 days of the final reinsurance offer. Unless the Reinsurer explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

The Reinsurer will be liable under the Ceding Company’s temporary insurance agreement for risks submitted on a facultative basis as noted in Schedule I.

ARTICLE V

ASSIGNMENT OR TRANSFER

Neither this Agreement nor any new or inforce reinsurance under this Agreement, may be sold, assigned or transferred in whole or in part by either the Ceding Company or the Reinsurer without the prior written approval of the other party. The Ceding Company and the Reinsurer reserve the right at their option, to terminate their liability for inforce reinsurance, if written approval is not obtained.

ARTICLE VI

LIABILITY

The liability of the Reinsurer for all claims within automatic coverage and all claims arising after facultative acceptance as described in Article IV, will commence simultaneously with that of the Ceding Company and will cease at the same time as the liability of the Ceding Company ceases.

ARTICLE VII

RETENTION AND RECAPTURE

If the Ceding Company changes its limit of retention as shown in Schedule I, written notice of the change will promptly be given to the Reinsurer. At the option of the Ceding Company, a corresponding reduction may be made in the reinsurance in force under this Agreement, on all lives, on which the Ceding Company has maintained its maximum limit of retention, provided that all eligible business is reduced on the same basis. The Ceding Company may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance inforce in accordance with the following rules:

1.	The reinsurance has been in force for the minimum period shown in Schedule I.

2.	Recapture will become effective on the policy anniversary date following written notification of the Ceding Company’s intent to recapture.

3.	The Ceding Company retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued.

4.	All reinsurance eligible for recapture, under the provisions of this Article, must be recaptured.

5.	If there is reinsurance with other reinsurers on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

Special recapture on facultative business may be allowed under mutually agreed upon terms and conditions.

ARTICLE VIII

REINSURANCE PREMIUMS AND ALLOWANCES

1.	LIFE REINSURANCE

Premiums for Life and Supplemental Benefit reinsurance will be as shown in Schedule I.

2.	SUBSTANDARD PREMIUMS

Premiums will be increased by any (flat) extra premium as shown in Schedule I, charged the insured on the face amount reinsured. Additional substandard table extra’s increased on a per table basis are based upon the current net amount at risk.

3.	JOINT POLICY PREMIUMS

In the case of joint policy premiums, the premium rate payable to the Reinsurer will be as shown in Schedule I.

4.	SUPPLEMENTAL BENEFITS

The Reinsurer will receive a proportionate share of any premiums for additional benefits as shown in Schedule I, as well as for any extra premiums the Ceding Company may collect for the coverage of special risks (traveling, climate, occupation, etc.).

ARTICLE IX

RESERVES

Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.

ARTICLE X

TERMINATIONS AND REDUCTIONS

1.	If insurance reinsured under this Agreement is terminated, the reinsurance for the individual risk involved will be terminated on the effective date of termination.

2.	For a given insured, a termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

3.

The Ceding Company will reduce the reinsurance by applying the retention limits which were in effect at the time the policy was issued. The “reinsurance adjustment due to lapse or reduction of previous insurance” will be effective on the same date as the lapse or reduction of prior insurance.

4.

The reinsurance to be terminated or reduced will be determined in chronological order beginning with the earliest reinsured policy date. Two or more policies issued on the same date will be considered one policy.

5.	If a facultative policy reinsured under this Agreement is reduced, the reinsurance for the individual risk involved will be reduced proportionately on the effective date of reduction.

6.

If the reinsurance amount is reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

ARTICLE XI

POLICY ALTERATIONS

1.	REINSTATEMENT

Any policy originally reinsured on an automatic basis in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the terms and rules of the Ceding Company. Any reinstatement originally reinsured with the Reinsurer on a facultative basis that requires underwriting will be submitted with the underwriting requirements and approved by the Reinsurer before it is reinstated, except when the policy is reinstated via quick reinstatement practices. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

2.	EXTENDED TERM AND REDUCED PAID-UP ADDITIONS

Changes as a result of extended term or reduced paid-up insurance will be handled in the same way as reductions.

3.	EXCHANGES, ROLLOVERS OR CONVERSIONS

An exchange, rollover or conversion is a new policy replacing a policy issued earlier by the Ceding Company or a change in an existing policy that is issued or made either:

1.	Under the terms of the original policy; or,

2.	Without the same new underwriting information the Ceding Company would obtain in the absence of the original policy;

3.	Without a suicide exclusion period, or contestable period of equal duration, to those contained in new issues by the Ceding Company; or

4.	Without the payment of the same allowances in the first year, that the Ceding Company would have paid in the absence of the original policy.

Exchanges, rollovers or Conversions will be reinsured under this Agreement only if the original policy was reinsured with the Reinsurer; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with the Reinsurer immediately prior to the exchange, rollover or conversion. Premiums will be as shown in Schedule I.

If any business covered under this Agreement is subsequently converted or exchanged to any other plan reinsured by the Reinsurer, then such business will be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances, or pay percentages, applicable to the new plan will be determined at point in scale based on the original policy that is being converted or exchanged. If the Agreement including the new rates requires policy fees, then they will also apply to the new plan.

If any business covered under this Agreement, is subsequently converted or exchanged to a plan that is not reinsured with the Reinsurer, then such business will be reinsured with the Reinsurer, at the rates and policy fees as shown above for the original product. Rates will be determined at point in scale, based on the original policy that is being converted or exchanged.

Note:

An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to the Reinsurer for the original policy will be refunded to the Ceding Company. All premiums will be due on the new policy from the original issue date of the old policy.

Note:	Re-Entry, e.g. wholesale replacement and similar programs are not covered under this Article. If Re-Entry is applicable to this treaty, then it will be covered in Schedule I.

4.	UNDERWRITING CLASSIFICATION

The Ceding Company may reduce the mortality rating, change the tobacco usage or preferred classification on automatic reinsurance. The Ceding Company will notify the Reinsurer of this change. For facultative business, the Ceding Company will be subject to and reinsured under the facultative provisions in Article IV, except for tobacco usage changes. The Reinsurer will accept the Ceding Companies tobacco usage reconsideration practices and decisions.

5.	UNDERWRITTEN POLICY WITHDRAWAL

Underwritten policy withdrawals reinsured on an automatic or facultative basis will be underwritten by the Ceding Company. This type of policy change will not exceed the original face amount reinsured. The increase in net amount at risk will not receive first year select YRT reinsurance premium rates. Rates will remain at point in scale.

ARTICLE XII

POLICY ADMINISTRATION AND PREMIUM ACCOUNTING

1.	ACCOUNTING PERIOD AND PREMIUM DUE

The Ceding Company will submit accounts to the Reinsurer, for reporting new business, alterations, terminations, renewals, claims, and premium due, as shown in Schedule I.

2.	ACCOUNTING ITEMS

The accounts will contain a list of premiums due for the current accounting period, explain the reason for each premium payment, show premium subtotals adequate to use for premium accounting, including first year and renewal year premiums and allowances. The account information should provide the ability to evaluate retention limits, premium calculations and to establish reserves.

3.	REINSURANCE ADMINISTRATION REQUIREMENTS

Reinsurance Administration Requirements are as shown in Schedule I.

4.	PAYMENT OF BALANCES

The Ceding Company will pay any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown in Schedule I. The Reinsurer will pay any balance due the Ceding Company, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed the difference will be paid immediately by the debtor. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.

5.	BALANCES IN DEFAULT

The Reinsurer will have the right to terminate this Agreement, when balances are in default, by giving ninety (90) days’ written notice of termination to the Ceding Company. As of the close of the last day of this ninety- (90) day notice period, the Reinsurer’s liability for all risks reinsured under the default statements will terminate. The first day of this ninety (90) day notice of termination, resulting from default as described in paragraph four of this Article, will be the day the notice is received in the mail by the Ceding Company, or if the mail is not used, the day it is delivered to the Ceding Company. If all balances in default are received within the ninety- (90) day time period, the Agreement will remain in effect. The interest payable on balances in default is stipulated as shown in Schedule I.

6.	OFFSET

Any amounts due, by either of the parties to this Agreement, whether they arise out of this Agreement, or out of any other reinsurance relationship between the parties, may be offset against the claims of the other party. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties. This right to offset is not diminished by the insolvency of either party.

7.	FLUCTUATION IN EXCHANGE RATES

If the premium due periods allowed for the payment of balances are exceeded by either party, the debtor will bear the currency risk, in the event of any subsequent alteration in the exchange rate, by more than five percent, unless the debtor is not responsible for the delay in payment.

ARTICLE XIII

CLAIMS

1.	NOTICE

The Ceding Company will promptly notify the Reinsurer of all claims.

2.	PROOFS

In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient. Copies thereof, together with proof of the amount paid on such claim by the Ceding Company will be furnished to the Reinsurer when requesting its share of the claim.

3.	PAYMENT OF BENEFITS

The Reinsurer will pay its share of all payable claims within thirty (30) days of the Ceding Company’s request, however, if the amount reinsured with the Reinsurer is more than the amount retained by the Ceding Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, will be submitted to the Reinsurer for its review before admission of any liability on the part of the Ceding Company.

If the amount of insurance changes because of a misstatement of rate or age classification, the Reinsurer’s share of reinsurance liability will change proportionately.

The Reinsurer will not participate on any accelerated or advance payments made under an accelerated death benefit agreement. The Reinsurer will be notified at time of death and will pay its share of the reinsured net amount at risk as outlined above.

The Reinsurer will be notified of the death of a designated life on a policy which reinsured the Adjustable Survivorship Life rider. Copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient.

4.	CONTESTED CLAIMS

The Ceding Company will notify the Reinsurer of its intention to deny, compromise, or litigate a claim. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses.

5.	CLAIM EXPENSES

The Reinsurers share of the following expenses will be in the same proportion as the Reinsurers liability bears to the total liability:

1)	Investigative Expenses;

2)	Attorney’s Fees;

3)	Penalities and interest imposed against the Ceding Company by statute and rising solely out of a judgment rendered against the Ceding Company in a suit for policy benefits.

4)	Other mutually agreed upon expenses

6.	EXTRA CONTRACTUAL OBLIGATIONS

The Reinsurer will not be liable for nor pay any extra contractual damages, including but not limited to consequential, compensatory, exemplary or punitive damages which the Ceding Company pays in settlement of a dispute or claim where damages were awarded as the result of any direct or indirect act, omission or course of conduct undertaken by the Ceding Company, its agents or representatives, in connection with any aspect of the policies reinsured under this Agreement.

The Reinsurer recognizes that special circumstances may arise in which it should participate to the extent permitted by law in certain assessed damages. These circumstances are difficult to describe or define in advance but would be limited to those situations in which the Reinsurer was an active party, concurring in writing and in advance with the act, omission or course of conduct which ultimately resulted in the assessment of the damages. The extent of The Reinsurers participation is dependent upon a good faith assessment of the relative culpability in each case; but all factors being equal, the division of any such assessment would generally be in the same proportion of the net liability accepted by each party for the plan of insurance involved.

ARTICLE XIV

ARBITRATION

1.	GENERAL

The parties agree to act in all things with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

The arbitrators will be individuals, other than from the contracting companies of the parties, including those who have retired, with more than ten (10) years insurance or reinsurance experience within the industry.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce that decision to judgment.

2.	NOTICE

To initiate arbitration, either party will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.

3.	PROCEDURE

Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as Chairperson of the tribunal.

If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then the AmericanArbitration Association, will appoint an arbitrator for the party that has failed to do so.

The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association, for such appointment. Should the two arbitrators be unable to agree on the choice of the third arbitrator, then the appointment of this arbitrator is left to the American Arbitration Association. Such expense shall be borne equal by each party to this Agreement. The tribunal may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal will have the widest discretion permissible under the law and practice of the place of arbitration, when making such orders or directions.

4.	ARBITRATION COSTS

All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

5.	PLACE OF ARBITRATION

The place of arbitration is as shown in Schedule I.

6.	ARBITRATION SETTLEMENT

The award of the tribunal, will be in writing, and binding upon the consenting parties.

ARTICLE XV

INSOLVENCY

In the event of the insolvency of the Ceding Company, all reinsurance will be payable directly to the liquidator, receiver, or statutory successor of the Ceding Company without diminution.

In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor will immediately give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver, or statutory successor. The expense incurred by the Reinsurer will be chargeable, subject to court approval against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the Ceding Company.

If the Reinsurer is judged insolvent, it will be considered in default under this Agreement. Amounts due the Reinsurer will be paid directly to the liquidator, receiver or statuatory successor without diminution because of the Reinsurer’s insolvency.

ARTICLE XVI

RIGHT TO INSPECT

Upon request the Ceding Company will furnish the Reinsurer with detailed information concerning the risks reinsured under this Agreement. In particular the Reinsurer will be entitled to request that:

1.	Copies of the whole or part of any documents relating to the risks and its reinsurance be made available to the Reinsurer at its own expense;

2.

During the Ceding Company’s normal office hours these documents will be made available to a representative of the Reinsurer who will be named in advance; reasonable notification of such visits will be given.

3.	The Reinsurer will have this right of inspection as long as one of the two parties to this Agreement is claiming from the other.

ARTICLE XVII

UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

ARTICLE XVIII

CHOICE OF LAW, FORUM, AND LANGUAGE

1.	CHOICE OF LAW AND FORUM

This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts, as shown in Schedule I.

2.	LANGUAGE

The Parties hereto acknowledge and agree that, even though they may execute this Agreement in both an English version and in another language, as shown in Schedule I, the version as shown in Schedule I will control for all legal purposes in the event of any inconsistency between or disagreement between the two versions.

ARTICLE XIX

ALTERATIONS TO THE AGREEMENT

The reinsurance Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment, Addenda or by correspondence attached to the Agreement embodying such alterations as may be agreed upon and signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.

ARTICLE XX

EXECUTION OF THE AGREEMENT

IN WITNESS WHEREOF, WE HAVE CAUSED THIS AGREEMENT TO BE EXECUTED IN DUPLICATE AT THE DATES AND PLACES SHOWN BELOW, BY OUR RESPECTIVE OFFICERS AUTHORIZED TO DO SO.

MINNESOTA LIFE INSURANCE COMPANY

Date: May 25, 2000

Place: St. Paul, MN

By:	/s/ Robert Reynolds	Attest:	Brenda Siebenaler
Title: Reinsurance Actuary		Title: Reinsurance Specialist

NAIC #: 66168		Federal ld. #: 41-0417830

SWISS RE LIFE AND HEALTH AMERICA INC.

Date:
Place: New York,New York

By:	/s/ Connie Walker	Attest:

Title: VP Life Marketing		Title:

NAIC #: 67016		Federal ld. #: 13-1562932